EXHIBIT 10.1

CONSULTANT AGREEMENT

This Consultant Agreement (the "Agreement") is made and entered into effective as of the 01st November, 2007 (the "Effective Date"), between MOBIVENTURES INC, a Nevada corporation, (the "Company") and Gary Flint (the “Consultant”).

WHEREAS:

A.               The Company is engaged in the business of providing multi-media mobile content and messaging services

B.               The Company desires to retain the Consultant to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

C.               The Consultant has agreed to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                 DEFINITIONS

1.1               The following terms used in this Agreement shall have the meaning specified below unless the context clearly indicates the contrary:

(a)	"Consultant Fee" shall mean the consultant fee payable to the Consultant at the rate set forth in Section 5.1;

(b)	"Board" shall mean the Board of Directors of the Company;

(c)	"Term" shall mean the term of this Agreement beginning on the Effective Date and ending on the close of business on the effective date of the termination of this Agreement.

2.                 ENGAGEMENT AS A CONSULTANT

2.1               Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

3.                 TERM OF THIS AGREEMENT

3.1               The term of this Agreement shall become effective and begin as of the Effective Date, and shall continue for 12 months, unless this Agreement is earlier terminated in accordance with the terms of this Agreement. This agreement can be extended upon the mutual understanding of both parties.

4.                 CONSULTANT SERVICES

4.1               The Consultant agrees to perform the following services and undertake the following responsibilities and duties for the Company as consulting services (the "Consulting Services"):

(a)	providing services related to M&A, especially the identification and approach of known value adding and synergistic acquisition targets;

(b)	providing services related to IR and Investor communication

(c)	reporting to the Board of Directors of Company;

(d)

performing such other duties and observing such instructions as may be reasonably assigned from time to time by the Board of Directors of the Company, provided such duties are within the scope of the Company’s business and services to be provided by the Consultant.

4.2               The Consultant shall devote approximately 4 days per month of his or her business time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services.

4.3               In providing the Consulting Services, the Consultant will:

(a)	comply with all applicable federal, state, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

4.4               The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company and the Consultant agrees to make all necessary tax and insurance remittances necessary to be made as a consultant to the Company.

5.                 CONSULTANT FEE

5.1               During the term of this Agreement and in consideration for the provision of the Consulting Services, the Company will:

(a)	pay the Consultant a consultant fee equal to 2,000 USD / month during the term of this Agreement payable within 5 business days of the end of each month for the prior months consulting work.

(b)

pay the Consultant a success fee of 2.5%, to be paid 50% cash and 50% equity, of the acquisition value of any target company acquired by the company, or any strategic investments into companies, through the efforts of the Consultant after 3rd of September 2008, which efforts will include the identification and subsequent introduction of the target company by the Consultant to The Company (the "Consultant Fee") such fee being calculated based on the total valuation of the acquired company at the execution date of the acquisition, excluding any valuations attributed to future earn out valuations. The consultant fee will be paid immediately upon the closing of each and every agreed cash and stock payment instalment of the acquisition. the equity portion of the fee will be paid in shares of the Company's common stock determined by the amount of the fee divided by the average closing price of the Company's common stock for the ten trading days prior to the completion of the acquisition.

(c)

grant to the Consultant a total of 300,000 stock warrants of the shares in the Company’s common stock on the issue dates set forth below, with an exercise price equal to US$ 0.05 per share, which warrants will be exercisable for a term of 5 years. The full terms of the warrants are contained in a separate agreement (“Warrant Certificate Agreement”). No warrants may be exercised unless such warrants have vested in accordance with the terms of the Warrant Certificate Agreement. Notwithstanding the five year term of the warrants, all warrants will expire and cease to be exercisable on the date that is one year following the date of termination of this Agreement for any reason

Number of Warrants	Issue Date

210,000	on the 3rd of September 2008 (Issue Date)

90,000	on 12 month anniversary of Issue Date, or earlier, based upon the consultant meeting the performance criteria set by the board – see 5(d)

The 90,000 bonus warrants will not vest or be exercisable by the Consultant until such time as the performance criteria set forth below in Section 5.1(d) have been met.

(d)	the consultant will be granted the bonus warrants upon meeting the following performance criteria:

	a.	the company has secured at least two acquisitions within 12 months of the Effective Date

	b.	consultant would have introduced at least pre-qualified acquisition targets to the company

	c.	consultant makes himself available to represent the company in company meetings at appropriate locations

(e)

The Consultant shall receive a cash bonus of 100% of his then current annual Consultant fee upon the achievement of the Company’s annual objectives, as set by the Board of Directors. The Company may also consider the Consultant for a cash bonus for each fiscal year, or part thereof that he is employed by the Company, in an amount to be determined at the discretion of the Board.

6.                 REIMBURSEMENT OF EXPENSES

6.1               The Company will pay to the Consultant, in addition to the Consultant Fee, reasonable pre-approved travel and phone expenses.

7.                 TERMINATION

7.1               The Company may terminate this Agreement at any time upon the occurrence of any of the following events of default (each an “Event of Default”):

(a)	the Consultant’s commission of an act of fraud, theft or embezzlement or other similar willful misconduct;

(b)	the neglect or breach by the Consultant of his or her material obligations or agreements under this Agreement; or

(c)	the Consultant’s refusal to follow lawful directives of the Board,

provided that notice of the Event of Default has been delivered to the Consultant and provided the Consultant has failed to remedy the default within thirty days of the date of delivery of notice of the Event of Default.

7.2               The Company may at its option terminate this Agreement in the absence of an Event of Default by delivering a written notice of termination to the Consultant, giving them an official notice period of termination of thirty days.

7.3               The Consultant may terminate this Agreement at any time in the event of any breach of any material term of this Agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within thirty days of the date of delivery of notice of default.

7.4               On termination of this Agreement for any reason, all rights and obligations of each party that are expressly stated to survive termination or continue after termination will survive termination and continue in full force and effect as contemplated in this Agreement.

8.                 PROPRIETARY INFORMATION AND DEVELOPMENTS

8.1               The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, customer lists and details of its Internet web site or business relationships with banks, lenders and other parties not otherwise publicly available.

8.2               If at any time or times during the term of this Agreement, the Consultant whilst actively working on this project and not in the pursuance of other business activities, shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned the Consultant by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise, and the Consultant shall promptly disclose to the Company (or any persons designated by it) each such Development and, as may be necessary to ensure the Company's ownership of such Developments. The Consultant hereby assigns any rights (including, but not limited to, any copyrights and trademarks) the Consultant may have or acquire in the Developments and benefits or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

The Consultant will, during the term of this Agreement and at any time thereafter, at the request and cost (including the Consultant's reasonable attorney's fees) of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and, its duly authorized agents may reasonably require:

(a)

to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection for any Developments in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)

to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous propose.

In the event the Company is unable, after reasonable effort, to secure the Consultant's signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of the Consultant's physical or mental incapacity or for any other reason whatsoever, the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his respective agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution, and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Consultant as applicable.

8.3               The obligations of the Consultant set forth in Sections 9.1 and 9.2 will survive termination of this Agreement.

9                 NON-COMPETE; NON-HIRE

9.1               The Consultant agrees that, in the event of termination of this Agreement, for a period of one (1) year following the termination of this Agreement, the Consultant will not, without the Company's consent, directly or alone or as a partner, joint venturer, officer, director employee, consultant, agent, independent contractor or stockholder or other owner of any entity or business, engage in any business which is directly competitive with the business of the Company in any territory in which the Company is engaged in business at the date of termination, including any business involving providing a business to business world trade Internet web site; provided, however, that the ownership by the Consultant of not more than five percent (5%) of the shares of any publicly traded class of stock of any corporation shall not be deemed, in and of itself, to violate the prohibitions of this Section 9.1.

9.2               The Consultant agrees that, in the event of any termination of this Agreement, for a period of one (1) year following such termination of this Agreement, the Consultant will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within his control) any other entity or business which employs the Consultant or in which the Consultant has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed or engaged as a consultant or employee by the Company as of the date of the termination of this Agreement. The limitations stated within this section do not apply to any collaborative work with any person known to the consultant prior to the effective date.

9.3                The restrictions in this Section 9, to the extent applicable, shall be in addition to any restrictions imposed upon the Consultant by statute or at common law.

9.4               The parties hereby acknowledge that the restrictions in this Section 9 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions reasonably necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 9 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 9 is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

9.5                The obligations and agreements of the Consultant set forth in Sections 9.1, 9.2, 9.3 and 9.4 will survive termination of this Agreement for the periods specified in Sections 9.1 and 9.2.

10.                INDEMNIFICATION

10.1              During the Term, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Executive serves at the request of the Company to the maximum extent permitted by applicable law. If any claim is asserted hereunder with respect to which Executive reasonably believes in good faith he is entitled to indemnification, the Company shall pay Executive’s legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Executive shall reimburse the Company for such amounts if Executive shall be found by a court of competent jurisdiction not to have been entitled to indemnification. .

11.                PARTIES BENEFITED; ASSIGNMENTS

11.1               This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

12.                 NOTICES

12.1               Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by overnight courier, addressed to the Board and the Company at its then principal office, or to the Consultant at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 12. Notices shall be deemed given when delivered.

13.                 GOVERNING LAW

13.1               This Agreement shall be governed by and construed in accordance with the laws of the England and each party hereto attorns to the jurisdiction of the courts of the England.

14.                 REPRESENTATIONS AND WARRANTIES

14.1               The Consultant represent and warrant to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

15.                 MISCELLANEOUS

15.1               This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

15.2               This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

15.3               No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

15.4               A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

15.5               This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

15.6               The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

15.7               The Consultant may assign the benefit of this Agreement to a private corporation controlled by the Consultant, provided that such assignment will not relieve the Consultant from his obligations to the Company arising under this Agreement.

15.8               This Agreement replaces and supercedes all other consultant and employment agreements between the Company and the Consultant and any amendments hereto.

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16.               The Consultant acknowledges and agrees that Lang Michener LLP has acted solely as legal counsel for the Company and that the Consultant has been recommended to obtain independent legal advice prior to execution of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

MobileMail (US) Inc.
by its authorized signatory:

/s/ Peter Åhman
_____________________________________
Signature of Authorized Signatory
Peter Åhman
_____________________________________
Name of Authorized Signatory
CEO and President
_____________________________________
Position of Authorized Signatory

Signature of Witness	/s/ Gary Flint
Gary Flint

Address of Witness